For Immediate Release

Contact:   Frederick L. Hickman, President and CEO
           (570) 344-6113


     NORTH PENN BANCORP, INC. ANNOUNCES COMPLETION OF SECOND STEP CONVERSION


October 1, 2007, Scranton, Pennsylvania - North Penn Bancorp, Inc. (OTCBB-NPEN), holding company for North Penn Bank, announced that the conversion of North Penn Bank from the mutual holding company form of organization to the stock form of organization was completed as of the close of business today.

As a result of the conversion and offering, New North Penn Bancorp, Inc. became the holding company for North Penn Bank and North Penn Mutual Holding Company and the existing North Penn Bancorp, Inc. ceased to exist. Upon completion of the conversion and offering, New North Penn Bancorp, Inc. changed its name to North Penn Bancorp, Inc. Shares issued in the conversion and offering were issued in the name of North Penn Bancorp, Inc.

Beginning on October 2, 2007, the new shares of North Penn Bancorp, Inc. common stock will trade on the OTC Bulletin Board under the trading symbol NPBP.

A total of 850,000 shares of common stock were sold in the subscription, community and syndicated community offerings at the price of $10.00 per share, including 48,000 shares purchased by the North Penn Bank Employee Stock Ownership Plan. The Employee Stock Ownership Plan will purchase an additional 20,000 shares though open market purchases after completion of the conversion. As part of the conversion, existing shares of North Penn Bancorp common stock were converted into the right to receive 1.092 shares of New North Penn Bancorp common stock. Cash will be paid in lieu of fractional shares based on the offering price of $10.00. Total shares outstanding after the stock offering and the exchange are approximately 1,581,600 shares. Stock certificates will be mailed to investors in the subscription and community offerings on or about October 2, 2007. Registered shareholders of the former North Penn Bancorp as of October 1, 2007 will be mailed materials relating to the share exchange on or about October 3, 2007.

Stifel, Nicolaus & Company, Incorporated acted as financial advisor and marketing agent with respect to the stock offering. Muldoon Murphy & Aguggia LLP of Washington, D.C. acted as legal counsel to North Penn Bancorp.

North Penn Bank is headquartered in Scranton, Pennsylvania and operates through five banking offices in Scranton, Stroudsburg, Clarks Summit and Effort, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which North Penn Bancorp and North Penn Bank are engaged.
The shares of common stock of North Penn Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.